EXHIBIT 99.3
                                                                   PRESS RELEASE


        SEACOR SMIT ANNOUNCES REPURCHASE OF SECURITIES AND PREPAYMENT OF PURCHASE CONSIDERATION DUE SMIT INTERNATIONALE


HOUSTON, TEXAS
February 26, 1998

FOR IMMEDIATE RELEASE -- SEACOR SMIT Inc. (NYSE:CKH) announced today that it has agreed to repurchase from SMIT Internationale NV ("SMIT") 712,000 shares of SEACOR common stock issued to SMIT as part of the purchase consideration paid for SEACOR'S acquisition of SMIT's offshore supply vessel fleet in December, 1996 for $37,024,000 or $52.00 per share. SEACOR also agreed to satisfy its obligation to pay up to an additional $47.2 million of purchase consideration that would otherwise be payable to SMIT in 1999 through the payment to SMIT of $20.88 million in cash at a closing scheduled for next week and through the issuance in January, 1999 of $23.2 million principal amount of five-year unsecured promissory notes that will bear interest at 90 basis points above the comparable rate for five year U.S. Treasury notes.

As part of this transaction, SEACOR and SMIT also have agreed to extend the three year term of the salvage and maritime contracting and non-compete agreements first established in December 1996 through December 2001.

SMIT continues to have a representative on the SEACOR Board of Directors and SEACOR and SMIT continue to have common interests in certain offshore supply vessel joint ventures.

In a related matter, the Company's Board of Directors increased its authorization to repurchase, from time to time, up to an additional $40.0 million of the Company's common stock and/or 5 3/8% Convertible Subordinated Notes due November 15, 2006. The repurchase of either the common stock or the Notes will be conducted through open market purchases or privately negotiated transactions and, subject to applicable law, will be conducted at such times for such amounts and at such prices determined to be appropriate under the circumstances.

SEACOR SMIT Inc. and its subsidiaries engage in two primary activities (i) operation of a diversified fleet of marine vessels primarily dedicated to supporting offshore oil and gas exploration and development in the U.S. Gulf of Mexico, offshore West Africa, the North Sea, Mexico, the Far East and Latin America, and (ii) provision of environmental services domestically and internationally, including marine oil spill response, training, and consulting.

For additional information, contact Randall Blank, Executive Vice
President and Chief Financial Officer, at (713) 782-5990 or
(212) 307-6633.